Exhibit 99.01

FINANCIAL STATEMENTS

      The consolidated financial statements included in this section are as follows:

Financial Statement Description	Page

Consolidated Balance Sheets as of December 31, 2002 and 2001 (As restated)	F-2
Consolidated Statements of Operations — Years Ended December 31, 2002, 2001 (As restated) and 2000 (As restated)	F-3
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) — Years Ended December 31, 2002, 2001 (As restated) and 2000 (As restated)	F-4
Consolidated Statements of Cash Flows — Years Ended December 31, 2002, 2001 (As restated) and 2000 (As restated)	F-5
Notes to Consolidated Financial Statements	F-6
Report of Independent Auditors	F-39
Report of Ernst & Young LLP, Independent Auditors	F-40

VERITAS SOFTWARE CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

		(As restated)

	(In thousands, except per share
	amounts)
ASSETS
Current assets:
Cash and cash equivalents	$764,062	$538,419
Short-term investments	1,477,259	1,156,441
Accounts receivable, net of allowance for doubtful accounts of $11,308 and $12,616, respectively	170,204	176,635
Other current assets	74,178	66,466
Deferred income taxes	59,995	124,290

Total current assets	2,545,698	2,062,251
Property and equipment, net	230,261	225,763
Other intangibles, net	72,594	209,722
Goodwill, net	1,196,593	1,202,814
Other non-current assets	26,624	52,451
Deferred income taxes	127,863	45,375

	$4,199,633	$3,798,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,823	$32,244
Accrued compensation and benefits	97,233	89,637
Accrued acquisition and restructuring costs	37,742	12,093
Other accrued liabilities	92,431	80,833
Income taxes payable	123,569	63,735
Deferred revenue	280,314	238,433

Total current liabilities	665,112	516,975
Convertible subordinated notes	460,252	444,408
Accrued acquisition and restructuring costs	77,402	—
Other income taxes	113,100	113,100

Total liabilities	1,315,866	1,074,483
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value:
10,000 shares authorized: none issued and outstanding	—	—
Common stock, $.001 par value:
2,000,000 shares authorized; 430,768 and 423,178 shares issued at December 31, 2002 and 2001; 412,093 and 404,503 outstanding at December 31, 2002 and 2001.	431	423
Additional paid-in capital	6,334,581	6,228,914
Accumulated deficit	(1,745,712)	(1,803,088)
Accumulated other comprehensive loss	(3,469)	(292)
Treasury stock, at cost; 18,675 shares at December 31, 2002 and 2001.	(1,702,064)	(1,702,064)

Total stockholders’ equity	2,883,767	2,723,893

	$4,199,633	$3,798,376

See accompanying notes to consolidated financial statements.

VERITAS SOFTWARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2002	2001	2000

		(As restated)	(As restated)

	(In thousands, except per share amounts)
Net revenue:
User license fees	$1,006,713	$1,110,126	$967,565
Services	499,842	381,802	219,876

Total net revenue	1,506,555	1,491,928	1,187,441
Cost of revenue:
User license fees	37,107	40,902	40,779
Services	179,100	138,430	85,968
Amortization of developed technology	66,917	63,086	62,054

Total cost of revenue	283,124	242,418	188,801

Gross profit	1,223,431	1,249,510	998,640
Operating expenses:
Selling and marketing	505,039	548,973	437,167
Research and development (excluding $870 related to stock-based compensation incurred in 2001)	273,192	241,197	175,901
General and administrative (excluding $8,079 related to stock-based compensation incurred in 2001)	141,446	116,793	77,900
Amortization of other intangibles	72,064	72,261	71,895
Amortization of goodwill	—	814,390	807,137
Stock-based compensation	—	8,949	—
Loss on disposal of assets	3,122	—	—
Acquisition and restructuring costs (reversals)	100,263	(5,000)	(4,260)

Total operating expenses	1,095,126	1,797,563	1,565,740

Income (loss) from operations	128,305	(548,053)	(567,100)
Interest and other income, net	42,509	64,916	59,619
Interest expense	(30,770)	(29,381)	(31,567)
Loss on strategic investments	(11,799)	(16,074)	—

Income (loss) before income taxes	128,245	(528,592)	(539,048)
Provision for income taxes	70,869	113,737	89,337

Net income (loss)	$57,376	$(642,329)	$(628,385)

Net income (loss) per share — basic	$0.14	$(1.61)	$(1.57)

Number of shares used in computing per share amounts — basic	409,523	399,016	400,034

Net income (loss) per share — diluted	$0.14	$(1.61)	$(1.57)

Number of shares used in computing per share amounts — diluted	418,959	399,016	400,034

See accompanying notes to consolidated financial statements.

VERITAS SOFTWARE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

					Accumulated
	Common Stock		Additional		Other	Treasury Stock		Total
			Paid-in	Accumulated	Comprehensive			Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Shares	Amount	Equity

	(in thousands)
Balance at December 31, 1999	390,898	$391	$3,926,554	$(532,374)	$(1,510)	—	—	$3,393,061
Components of comprehensive loss:
Net loss	—	—	—	(628,385)	—	—	—	(628,385)
Foreign currency translation adjustment	—	—	—	—	(9,001)	—	—	(9,001)
Change in unrealized loss on available-for-sale investments, net of tax of $629	—	—	—	—	(944)	—	—	(944)

Total comprehensive loss								(638,330)
Exercise of stock options	15,806	16	101,423	—	—	—	—	101,439
Issuance of common stock under employee stock purchase plan	1,126	1	18,064	—	—	—	—	18,065
Tax benefits from stock plans	—	—	160,786	—	—	—	—	160,786
Purchase of treasury stock related to the Seagate acquisition	—	—	—	—	—	(128,060)	(11,671,708)	(11,671,708)
Reissuance of treasury stock related to the Seagate acquisition	—	—	1,603,380	—	—	109,385	9,969,644	11,573,024
Conversion of convertible subordinated notes	3,735	4	37,637	—	—	—	—	37,641

Balance at December 31, 2000 (As restated)	411,565	412	5,847,844	(1,160,759)	(11,455)	(18,675)	(1,702,064)	2,973,978
Components of comprehensive loss:
Net loss	—	—	—	(642,329)	—	—	—	(642,329)
Foreign currency translation adjustment	—	—	—	—	4,028	—	—	4,028
Change in unrealized gain on available-for-sale investments, net of tax of $(707)	—	—	—	—	7,135	—	—	7,135
Total comprehensive loss								(631,166)
Exercise of stock options	10,528	10	74,915	—	—	—	—	74,925
Issuance of common stock under employee stock purchase plan	1,079	1	29,281	—	—	—	—	29,282
Tax benefits from stock plans	—	—	267,705	—	—	—	—	267,705
Conversion of convertible subordinated notes	6	—	132	—	—	—	—	132
Stock-based compensation	—	—	9,037	—	—	—	—	9,037

Balance at December 31, 2001 (As restated)	423,178	423	6,228,914	(1,803,088)	(292)	(18,675)	(1,702,064)	2,723,893
Components of comprehensive income:
Net income	—	—	—	57,376	—	—	—	57,376
Foreign currency translation adjustment	—	—	—	—	(309)	—	—	(309)
Change in unrealized loss on available-for-sale investments, net of tax of $1,635	—	—	—	—	(2,868)	—	—	(2,868)

Total comprehensive income								54,199
Exercise of stock options	6,086	7	55,403	—	—	—	—	55,410
Issuance of common stock under employee stock purchase plan	1,452	1	30,171	—	—	—	—	30,172
Tax benefits from stock plans	—	—	19,593	—	—	—	—	19,593
Conversion of convertible subordinated notes	52	—	500	—	—	—	—	500

Balance at December 31, 2002	430,768	$431	$6,334,581	$(1,745,712)	$(3,469)	(18,675)	$(1,702,064)	$2,883,767

See accompanying notes to consolidated financial statements.

VERITAS SOFTWARE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

		(As restated)	(As restated)

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$57,376	$(642,329)	$(628,385)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	103,009	91,552	46,097
Amortization of other intangibles	72,064	72,261	71,895
Amortization of goodwill	—	814,390	807,137
Amortization of developed technology	66,917	63,086	62,054
Amortization of original issue discount on convertible notes	16,344	15,314	15,773
Provision for allowance for doubtful accounts	5,564	5,136	4,585
Stock based compensation	—	8,949	—
Tax benefits from stock plans	19,593	267,705	160,786
Acquisition and restructuring reversals	—	(5,000)	(4,260)
Loss on strategic investments	11,799	16,074	—
(Gain) loss on sale of assets	3,273	(1,027)	—
Write-off of property and equipment	2,656	—	—
Deferred income taxes	(19,828)	(205,859)	(95,454)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	867	4,651	(58,418)
Other assets	14,689	28,383	(22,348)
Accounts payable	1,579	(13,305)	15,021
Accrued compensation and benefits	7,596	25,799	28,278
Accrued acquisition and restructuring costs	97,084	(27,077)	(15,819)
Other accrued liabilities	20,957	(3,392)	19,301
Income and other taxes payable	59,834	7,261	27,650
Deferred revenue	41,881	37,856	112,932

Net cash provided by operating activities	583,254	560,428	546,825
Cash flows from investing activities:
Purchases of investments	(1,770,353)	(1,672,823)	(836,897)
Sales and maturities of investments	1,448,642	885,384	1,077,068
Purchase of property and equipment	(108,200)	(145,749)	(134,665)
Cash acquired from Seagate Technology	—	—	2,294,301
Payments to former Seagate Technology stockholders	—	—	(2,294,301)
Strategic investments in businesses	—	(17,110)	(22,000)
Purchase of other businesses and technologies	(5,706)	(64,661)	(2,520)
Payments made for 2001 business acquisition	(7,267)	—	—

Net cash provided by (used for) investing activities	(442,884)	(1,014,959)	80,986
Financing activities:
Proceeds from short-term borrowings	—	—	465,000
Repayments of short-term borrowings	—	—	(465,000)
Payments on revolving line of credit assumed	—	(1,892)	—
Proceeds from issuance of common stock	85,582	104,256	119,504

Net cash provided by financing activities	85,582	102,364	119,504
Effect of exchange rate changes	(309)	4,028	(9,001)

Net increase (decrease) in cash and cash equivalents	225,643	(348,139)	738,314
Cash and cash equivalents at beginning of year	538,419	886,558	148,244

Cash and cash equivalents at end of year	$764,062	$538,419	$886,558

Supplemental disclosures:
Cash paid for interest	$11,984	$12,010	$14,926

Cash paid for (refund) income taxes	$15,112	$19,165	$(3,403)

Supplemental schedule of noncash investing and financing transactions:
Issuance of common stock and options for business acquisitions	$—	$958	$—

Issuance of common stock for conversion of notes	$500	$82	$36,245

Note payable assumed on purchase of technology	$5,000	$—	$—

Strategic investment acquired in acquisition	$—	$3,028	$—

Purchase of treasury stock related to the Seagate transaction	$—	$—	$(11,671,708)

Reissuance of treasury stock related to the Seagate transaction	$—	$—	$11,573,024

See accompanying notes to consolidated financial statements.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Summary of Significant Accounting Policies

      VERITAS Software Corporation (the “Company”), a Delaware corporation, is a leading independent supplier of storage software products and services. Storage software includes storage management, data protection and high availability software. The Company develops and sells products for most popular operating systems, including various versions of Windows, UNIX and Linux. The Company also develops and sells products that support a wide variety of servers, storage devices, databases, applications and network solutions. The Company provides a full range of services to assist its customers in assessing, architecting and implementing their storage software solutions. The Company markets its products and services through original equipment manufacturers (“OEM”), direct sales channels and indirect sales channels such as resellers, value-added resellers, hardware distributors, application software vendors, strategic partner resellers and systems integrators.

Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

      Cash and cash equivalents include cash and highly liquid investments with insignificant interest rate risk and with original maturities of three months or less. The Company invests its excess cash in diversified instruments maintained primarily in U.S. financial institutions in an effort to preserve principal and to maintain safety and liquidity.

Short-Term and Long-term Investments

      The Company classifies all of its short-term investments in accordance with Statement of Financial Accounting Standards (“SFAS”) 115, Accounting for Certain Investments in Debt and Equity Securities. The Company’s short-term investments do not include strategic investments.

      As of December 31, 2002 and 2001, the Company classified its short-term investments as available-for-sale, and all short-term investments consisted of securities with original maturities in excess of 90 days. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income (loss), which is a separate component of stockholders’ equity, net of tax. The amortization of premiums and discounts on the investments and realized gains and losses, determined on specific identification based on the trade date of the transaction, are included in interest and other income, net.

Fair Value of Financial Instruments

      The following methods are used to estimate the fair value of the Company’s financial instruments:

a) Cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities approximate their fair value due to the short term nature of these instruments;

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

b) Available-for-sale securities, equity securities in publicly traded companies and forward exchange contracts are recorded based on quoted market prices; and

c) Convertible subordinated notes are recorded at their accreted values, which approximate the cash outlay that is due upon the note settlements.

Property and Equipment

      Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives or, in the case of leasehold improvements, the term of the related lease, if shorter. The estimated useful lives of furniture and equipment and computer equipment is generally two to five years and the estimated useful life of the Company’s building is thirty-five years.

Goodwill and Other Intangibles

      Goodwill represents the excess of the purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair value and assembled workforce. Other intangibles mainly represent developed technology, distribution channels, original equipment manufacturer agreements, and trademarks acquired in business combinations. On January 1, 2002, the Company adopted SFAS 142, Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. In accordance with SFAS 142, the Company continued to amortize goodwill related to acquisitions completed prior to July 1, 2001, through January 1, 2002. The goodwill balances associated with acquisitions completed prior to July 1, 2001 were amortized over four years using the straight-line method. Consistent with SFAS 142, the Company has not amortized goodwill related to acquisitions completed subsequent to June 30, 2001, but instead tested the balance for impairment. Identifiable intangibles, regardless of acquisition date, are currently amortized over a two to four year period using the straight-line method.

      Goodwill, net of accumulated amortization, was $1,196.6 million at December 31, 2002 and $1,202.8 million at December 31, 2001. Other intangibles, net of accumulated amortization, was $72.6 million at December 31, 2002 and $209.7 million at December 31, 2001. Accumulated amortization of goodwill and other intangibles was $2,555.0 million as of December 31, 2002, and $2,442.6 million as of December 31, 2001.

Strategic Investments

      The Company holds investments in common and preferred stock in privately-held and publicly traded companies, which are included in other non-current assets. These strategic investments do not represent a greater than 20% voting interest in any investee and the Company does not have the ability to significantly influence any investee’s management. Investments in publicly traded companies are recorded at fair value using quoted market prices. All other strategic investments are accounted for on a cost basis.

      The Company accounts for its strategic investments in publicly traded companies in accordance with SFAS 115 and these investments are classified as available-for-sale. These investments are carried at fair value, with unrealized gains or losses, net of tax, included in accumulated other comprehensive loss as a separate component of stockholders’ equity.

      Impairment losses are recognized on these strategic investments when the Company determines that there has been a decline in the fair value of the investment that is other than temporary.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Taxes

      The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes. SFAS 109 prescribes the use of the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards and are measured using the enacted statutory tax rates in effect at the balance sheet date. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists.

Derivative Financial Instruments

      On January 1, 2001, the Company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires the Company to recognize these as either assets or liabilities on the balance sheet and measure them at fair value. If certain conditions are met, a derivative may be specifically designated and accounted for as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. Derivatives or portions of derivatives that are not designated as hedging instruments are adjusted to fair value through earnings in the period of change in their fair value. The adoption of this accounting standard did not have a material impact on the Company’s financial position or results of operations.

      The Company transacts business in various foreign currencies and has established a foreign currency hedging program, utilizing foreign currency forward exchange contracts (“forward contracts”) to hedge certain foreign currency transaction exposures. The objective of these contracts is to neutralize the impact of currency exchange rate movements on the Company’s operating results by offsetting gains and losses on the forward contracts with increases or decreases in foreign currency transactions. The Company does not designate its foreign exchange forward contracts as hedges and accordingly, adjusts these instruments to fair value through earnings. The Company does not use forward contracts for speculative or trading purposes.

Revenue Recognition

      In October 1997, the Accounting Standards Executive Committee issued Statement of Position (“SOP”) 97-2 Software Revenue Recognition, which has been amended by SOP 98-4 and SOP 98-9. These statements set forth generally accepted accounting principles for recognizing revenue on software transactions. SOP 97-2, as amended by SOP 98-4, was effective for revenue recognized under software license and service arrangements beginning January 1, 1998. SOP 98-9 amended SOP 97-2 and requires recognition of revenue using the “residual method” when certain criteria are met.

      The Company derives revenue from software licenses and services. Service revenue includes contracts for software maintenance and technical support, consulting and training services. In software arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue.

      The Company recognizes revenue from licensing of software products to an end user upon delivery of the software product to the customer, unless the fee is not fixed or determinable, or collectibility is not considered probable. For licensing of the Company’s software to OEMs, revenue is not recognized until the OEM sells the software to an end-user customer. For licensing of the Company’s software through its indirect sales channels, revenue is recognized when the reseller, value-added reseller, hardware distributor, application software vendor or system integrator sells the software to its customer. Arrangements with payment terms

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

extending beyond 90 days from the invoice date are not considered to be fixed or determinable and revenue is recognized when the fee becomes due. If collectibility is not considered probable for reasons other than extended payment terms, revenue is recognized when the fee is collected.

      Maintenance and technical support revenue is recognized on a straight-line basis over the period that the support is provided. Other services are evaluated to determine whether those services are essential to the functionality of the other elements of the arrangement. To date, software services have not been considered essential to the functionality of the other elements of the arrangement. Therefore, the revenue allocable to the software services is recognized as the services are performed, assuming all other criteria for revenue recognition have been met.

      Certain of the Company’s customers are also its suppliers. Occasionally, in the normal course of business, the Company purchases goods or services for its operations from these suppliers at or about the same time the Company licenses its software to them. The Company identifies and reviews the significant transactions to confirm that they are separately negotiated at terms the Company considers to be arm’s length. In cases where the transactions are not separately negotiated, the Company assesses the fair value of either of the assets or services involved in the transaction to support the recognition of the transaction at the amounts stated in the arrangements. If the Company can not determine fair value of either of the assets or services involved within reasonable limits, it records the transaction on a net basis.

Cost of Revenue

      Cost of revenue includes costs related to user license and service revenue and amortization of acquired developed technology. Cost of user license revenue includes material, packaging, shipping and other production costs, and third-party royalties. Cost of service revenue includes salaries, benefits and overhead costs associated with employees providing maintenance and technical support, training and consulting services. Third-party consultant fees are also included in cost of service revenue.

Software Development Costs

      Under SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized on a product-by-product basis. The annual amortization should be the greater of the amount calculated by using the ratio of the revenue generated by product or the amount calculated by amortizing the capitalized cost using the straight-line method over the estimated economic life of the product. Technological feasibility is established upon completion of a working model, which is typically demonstrated by initial beta shipment. Costs and efforts expended by the Company between the achievement of technological feasibility and the general release has been minimal. As of December 31, 2002 such capitalizable software development costs were insignificant and all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations.

     Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of investments in debt securities, trade receivables and financial instruments used in hedging activities. The Company primarily invests its excess cash in commercial paper rated A-1/ P-1, medium-term notes, corporate notes, government securities (taxable and non-taxable), asset-backed securities, market auction preferreds with approved financial institutions, and other specific money market instruments of similar liquidity and credit quality. The Company is exposed to credit risks in the event of default by the financial institutions or issuers of investments to the extent recorded on the balance sheet. The Company generally does not require collateral. The Company maintains allowances for credit losses, and such losses have been within

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

management’s expectations. The counterparties to the agreements relating to the Company’s financial instruments used in hedging activities consist of major, multinational, high credit quality, financial institutions. The amounts potentially subject to credit risk arising from the possible inability of counterparties to meet the terms of their contracts are generally limited to the amounts, if any, by which a counterparty’s obligations exceed the obligations of the Company with that counterparty. The Company does not expect to incur material losses with respect to financial instruments that potentially subject the Company to concentrations of credit risk.

     Net Income (Loss) Per Share

      Basic income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is computed using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive common shares consist of employee stock options using the treasury stock method and common shares issued assuming conversion of the convertible subordinated notes, if dilutive.

     Accounting for Stock-Based Compensation

      The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees and related interpretations. Since the exercise price of options granted under such plans is generally equal to the market value on the date of grant, no compensation cost has been recognized for grants under its stock option plans and stock purchase plans. In accordance with APB 25, the Company does not recognize compensation cost related to its employee stock purchase plan. If compensation cost for the Company’s stock-based compensation plans had been determined consistent with SFAS 123, Accounting for Stock Based Compensation, the Company’s net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

	2002	2001	2000

		(As restated)	(As restated)
Net income (loss)
As reported	$57,376	$(642,329)	$(628,385)
Add:
Stock-based employee compensation expense included in net income (loss), net of tax	—	5,906	—
Less:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	294,818	290,385	151,463

Pro forma	$(237,442)	$(926,808)	$(779,848)
Basic income (loss) per share
As reported	$0.14	$(1.61)	$(1.57)
Pro forma	$(0.58)	$(2.32)	$(1.95)
Diluted income (loss) per share
As reported	$0.14	$(1.61)	$(1.57)
Pro forma	$(0.58)	$(2.32)	$(1.95)

      For the pro forma amounts determined under SFAS No. 123, as set forth above, the fair value of each stock option grant under the stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000:

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

risk-free interest rates averaging 3.82% in 2002, 4.56% in 2001 and 6.16% in 2000; a dividend yield of 0.0% for all years; a weighted-average expected life of 5 years for all years; and a volatility factor of the expected market price of the Company’s common stock of 0.90 for 2002, 0.90 for 2001 and 0.70 for 2000.

      The fair value of the employees’ purchase rights under the employee purchase plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for these rights granted in 2002, 2001 and 2000: a dividend yield of 0.0% for all years; an expected life ranging from 6 to 24 months; an expected volatility factor of 0.90 in 2002, 0.90 in 2001 and 0.70 in 2000; and risk-free interest rates ranging from 1.62% to 3.02% in 2002, 3.37% to 4.99% in 2001 and from 6.02% to 6.65% in 2000.

     Translation of Foreign Currencies

      Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated at year-end exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiaries is reflected as a separate component of stockholders’ equity. Foreign currency transaction gains or losses are reported in results of operations.

     Impairment of Goodwill

      The Company reviews its goodwill and intangible assets with indefinite useful lives for impairment at least annually in accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets. SFAS 142 requires that the Company perform the goodwill impairment test annually or when a change in facts and circumstances indicate that the fair value of the reporting unit may be below its carrying amount. The Company completed this test in the fourth quarter of 2002 and no impairment loss was recognized upon completion of the test.

     Impairment of Long-Lived Assets

      The Company reviews its long-lived assets, including property and equipment and intangible assets with estimable useful lives for impairment and determines whether an event or change in facts and circumstances indicates that their carrying amount may not be recoverable. The Company assesses impairment of its long-lived assets in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company determines recoverability of the assets by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the asset. No impairment was recognized in 2002, 2001 and 2000.

     Advertising Costs

      Advertising costs are expensed as incurred. Advertising expense was $36.0 million for the year ended December 31, 2002, $32.4 million for the year ended December 31, 2001 and $29.7 million for the year ended December 31, 2000.

     Reclassifications

      Certain amounts reported in previous years have been reclassified to conform to the 2002 presentation.

     Recent Accounting Pronouncements

      In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 supercedes Emerging Issues Task Force Issue (“EITF”) No. 94-3 Liability Recognition

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

for Certain Employee Termination Benefits and other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities. These costs include those related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The provisions of SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recorded at fair value and that they be recognized when the liability is incurred rather than at the date of the commitment to an exit plan as prescribed under EITF 94-3. SFAS 146 will be applied prospectively for exit or disposal activities that are initiated after December 31, 2002 and accordingly, liabilities recognized prior to the initial application of SFAS 146 should continue to be accounted for in accordance with EITF 94-3. The Company will be required to implement the provisions of SFAS 146 for exit and disposal activities initiated after January 1, 2003 and does not believe that SFAS 146 will have a material impact on its financial position, results of operations or cash flows.

      In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that the Company recognize the fair value for guarantee and indemnification arrangements issued or modified by the Company after December 31, 2002, if these arrangements are within the scope of the Interpretation. In addition, the Company must continue to monitor the conditions that are subject to the guarantees and indemnifications, as required under previously existing generally accepted accounting principles, in order to identify if a loss has occurred. If the Company determines it is probable that a loss has occurred then any such estimable loss would be recognized under those guarantees and indemnifications. Some of the software licenses granted by the Company contain provisions that indemnify licensees of the Company’s software from damages and costs resulting from claims alleging that the Company’s software infringes the intellectual property rights of a third party. The Company has historically received only a limited number of requests for indemnification under these provisions and has not been required to make material payments pursuant to these provisions. Accordingly, the Company has not recorded a liability related to these indemnification provisions. The Company does not have any guarantees or indemnification arrangements other than the indemnification clause in some of its software licenses, the guarantee on its three lease agreements for buildings in Mountain View, Roseville and Milpitas discussed in Note 11 and the guarantee on a credit facility discussed in Note 10. The Company will be required to implement the provisions of FIN 45 as of January 1, 2003 and does not believe that FIN 45 will have a material impact on its financial position, results of operations or cash flows.

      In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure. SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The disclosure provisions of SFAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. The Company has adopted the disclosure provisions of SFAS 148 and the adoption of SFAS 148 did not impact the Company’s financial position, results of operations, or cash flows.

      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which addresses the consolidation of variable interest entities. FIN 46 provides guidance for determining when an entity that is the primary beneficiary of a variable interest entity or equivalent structure should consolidate the variable interest entity into the entity’s financial statements. The provisions of FIN 46 are to be applied as of the beginning of the first interim or annual reporting period beginning after June 15, 2003 for variable interest entities created before February 1, 2003 and still existing on June 15, 2003. The Company currently has three build-to-suit operating leases, commonly referred to as synthetic leases, of which the Company is the primary

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

beneficiary and which were entered into prior to February 1, 2003. Each synthetic lease is owned by a trust, a variable interest entity, that has no voting rights, no employees, no financing activity other than the lease with the Company, no ability to absorb losses and no right to participate in gains realized on the sale of the related property. If the trusts under the Company’s leasing structures qualify as variable interest entities for purposes of FIN 46, the Company would be required to consolidate these entities into the Company’s financial statements beginning July 1, 2003. This would require the Company to recognize the assets and debt of the leasing structures on the Company’s consolidated balance sheet and a cumulative adjustment for the accounting change in the Company’s consolidated statements of income. Alternatively, the Company may choose to purchase the properties by exercising the Company’s purchase option or seek to restructure the synthetic leases with entities that would not qualify as variable interest entities under FIN 46. If the Company is unable to restructure the synthetic leases with entities that would not qualify as variable interest entities under FIN 46, then the Company may be required to recognize additional depreciation and losses associated with these properties. The Company is currently evaluating the impact that would result from adopting FIN 46 and alternatives to consolidating the lease structures into the Company’s financial statements.

Note 2.     Seagate Technology Transaction

      On November 22, 2000, the Company completed a multi-party transaction with Seagate Technology (“Seagate”) and Suez Acquisition Company (Cayman) Limited (“SAC”), a company formed by a group of private equity firms led by Silver Lake Partners. The transaction was structured as a leveraged buyout of Seagate pursuant to which Seagate sold all of its operating assets to SAC, and SAC assumed and indemnified Seagate and the Company for substantially all liabilities arising in connection with those operating assets. The Company did not acquire Seagate’s disc drive business or any other Seagate operating business. At the closing, and after the operating assets and liabilities of Seagate had been transferred to SAC, a wholly-owned subsidiary of the Company merged with and into Seagate, following which Seagate became its wholly-owned subsidiary and was renamed VERITAS Software Technology Corporation.

      The Company issued approximately 109.4 million shares of its common stock to the Seagate stockholders in exchange for approximately 128.1 million shares of its common stock and certain non-operating assets and liabilities held by Seagate. The transaction resulted in a decrease of approximately 18.7 million shares of the Company’s outstanding common stock. At the closing of the transaction the Company recorded the non-operating assets and liabilities assumed from Seagate at their fair values. In addition, the Company accrued $40.0 million of direct transaction costs, of which $0.3 million is remaining in accrued acquisition and restructuring costs as of December 31, 2002. The Company anticipates that the remaining $0.3 million of acquisition-related costs will be utilized by the second quarter of 2003.

      For the years ended December 31, 2002 and 2000, the transaction had no significant impact on the Company’s consolidated statements of operations. For the year ended December 31, 2001, the transaction had the following impacts on its consolidated statement of operations:

•	reversal of acquisition and restructuring costs of $5.0 million; and

•	additional provision for income taxes of $30.1 million.

      As a result of the impact on its consolidated statement of operations, net of tax, the decrease of approximately 18.7 million shares of its common stock outstanding on the number of shares used in computing the net loss per share, the transaction resulted in an incremental net loss per share of $0.01 for the years ended December 31, 2000 and 2001 and incremental net income per share of $0.01 for the year ended December 31, 2002.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      As of December 31, 2002 and 2001, the transaction affected the Company’s consolidated balance sheet, as follows:

•	other current assets included $21.3 million of indemnification receivable from SAC;

•	other non-current assets included $18.0 million of indemnification receivable from SAC;

•	income taxes payable included an additional $21.3 million; and

•	other income taxes included an additional $113.1 million.

      As of December 31, 2002 and 2001, deferred and other income taxes payable recorded in connection with the Seagate transaction totaled $134.4 million, and related to certain tax liabilities that the Company expects to pay after the merger. Certain of Seagate’s federal and state tax returns for various fiscal years are under examination by tax authorities. In 2001, the Company recorded a reduction of $30.7 million in tax liabilities and indemnification receivable from SAC as a result of settlements entered into with tax authorities. Also, the Company recorded a provision for income taxes of $30.1 million due to changes in estimates of the amount and timing of other tax liabilities for years under examination. The Company believes that adequate amounts for tax liabilities have been provided for any final assessments that may result from these examinations.

Note 3.     Business Combinations

     NSMG acquisition

      On May 28, 1999, the Company acquired the Network & Storage Management Group business of Seagate Software, Inc. (“NSMG”) for total purchase consideration of $3,464.5 million accounted for using the purchase method. The purchase price was allocated, based on an independent valuation, to goodwill and assembled workforce of $3,028.6 million, developed technology of $233.7 million, other intangibles of $281.5 million, in-process research and development of $101.2 million, net deferred tax liabilities of $179.5 million and other tangible net liabilities assumed of $1.0 million. For the year ended December 31, 2002, the Company recorded $70.4 million and $57.5 million, respectively, for the amortization of other intangibles and developed technology related to this acquisition. For each of the years ended December 31, 2001 and 2000, the Company recorded $827.6 million for the amortization of goodwill and other intangibles and $58.4 million for the amortization of developed technology related to this acquisition. During the fourth quarter of 2002, $2.2 million of the net book value of developed technology was written off pursuant to the sale of certain technology acquired in this acquisition. Developed technology and other intangibles related to this acquisition will be fully amortized during the second quarter of 2003. The Company incurred acquisition related costs of $43.4 million.

      In addition, the Company recorded a restructure charge of $11.0 million in 1999 as a result of the NSMG acquisition related to exit costs associated with duplicative facilities that the Company planned to vacate. In the fourth quarter of 2000, as a result of lower actual exit costs than originally estimated with respect to duplicative facilities, $4.3 million of the restructuring charge was reversed. In the fourth quarter of 2002, the Company recorded an additional reserve of $4.2 million due to a decline in real estate market conditions that resulted in higher actual exit costs than estimated associated with these duplicative facilities.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Acquisition and acquisition-related restructuring costs are summarized below (in millions):

	Direct	Duplicative	Involuntary
	transaction	Facility Related	termination
	costs	Costs	benefits	Total

Provision accrued at acquisition date	$20.0	$17.9	$16.5	$54.4
Cash payments	(17.4)	(0.3)	(2.7)	(20.4)
Non-cash charges	—	(0.9)	(11.7)	(12.6)

Balance at December 31, 1999	2.6	16.7	2.1	21.4
Cash payments	(1.9)	(2.1)	(0.9)	(4.9)
Reversal	—	(3.9)	(0.4)	(4.3)

Balance at December 31, 2000.	0.7	10.7	0.8	12.2
Cash payments	(0.7)	(0.2)	(0.3)	(1.2)

Balance at December 31, 2001	—	10.5	0.5	11.0
Additions	—	4.2	—	4.2
Cash payments	—	(2.5)	—	(2.5)
Non-cash charges	—	(1.7)	—	(1.7)
Reversal	—	—	(0.5)	(0.5)

Balance at December 31, 2002	$—	$10.5	$—	$10.5

      The remaining acquisition and restructuring charge accrual of $10.5 million is anticipated to be utilized for servicing operating lease payments or negotiated buyouts of operating lease commitments, the lease terms of which will expire at various times through the year 2013.

     Other Acquisitions

      During 1999, the Company completed two acquisitions for a total cost of approximately $211.0 million. The Company accounted for these acquisitions using the purchase method of accounting. Purchase consideration for these two acquisitions was allocated, based on independent valuations, to goodwill and assembled workforce of $196.6 million, developed technology of $9.0 million, other intangibles of $5.6 million, in-process research and development of $3.0 million, and net liabilities assumed of $3.2 million. For the year ended December 31, 2002, the Company recorded $1.4 million and $2.3 million, respectively, for the amortization of other intangibles and developed technology related to these acquisitions. For each of the years ended December 31, 2001 and 2000, the Company recorded $51.0 million for the amortization of goodwill and other intangibles and $2.3 million for the amortization of developed technology. Developed technology and other intangibles related to these acquisitions will be fully amortized during the second quarter of 2003. Acquisition costs related to these transactions were $6.4 million all of which have been paid as of December 31, 2002.

      During 2001, the Company completed three acquisitions of privately held companies for a total cost of approximately $78.2 million. The Company accounted for these acquisitions using the purchase method of accounting. The purchase price was allocated, based on independent valuations, to goodwill of $65.9 million, developed technology of $12.7 million, other intangibles of $1.7 million, and net of tangible liabilities assumed of $2.1 million. The total acquisition costs of $1.9 million were paid as of December 31, 2002. During 2002, the Company recorded $0.3 million related to the amortization of other intangibles and $5.4 million for the amortization of developed technology. During 2001, the Company recorded $7.5 million for the amortization of goodwill and other intangibles and $1.0 million for the amortization of developed technology. During the fourth quarter of 2002, the remaining net book value of the intangibles related to one of these acquisitions of $8.7 million was written off due to the sale of the related technology. The remaining intangibles are being amortized over the estimated useful life of 24 months.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      During 2002, the Company acquired most of the assets of a privately held company for a total purchase price of $4.7 million, paid in cash, that was allocated to developed technology and will be amortized over the estimated useful life of 4 years. Amortization of developed technology related to this transaction was $0.2 million for the year ended December 31, 2002. The pro forma impact on the Company’s results of operations for 2002 was not significant.

Unaudited pro forma summary results of operations related to the 2001 acquisitions

      The following unaudited pro forma summary results of operations data have been prepared assuming that the three acquisitions completed during 2001 had occurred at the beginning of the period presented. The consolidated results are not necessarily indicative of results of future operations nor of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented (in thousands, except per share amounts):

	2001	2000

	(As restated)	(As restated)
Net revenue	$1,496,231	$1,200,219
Net loss	$(663,827)	$(656,834)
Basic and diluted net loss per share	$(1.66)	$(1.64)

     Acquisitions completed, or expected to be completed, subsequent to December 31, 2002

      Effective January 27, 2003, the Company completed the acquisition of all of the outstanding common stock of Jareva Technologies, Inc. (“Jareva”), a provider of automated server provisioning products, for approximately $62.0 million, paid primarily in cash. The acquisition was accounted for as a purchase and is not expected to have a material impact on the Company’s financial position or cash flows in 2003. The results of operations of Jareva will be included in the Company’s consolidated financial statements from the date of acquisition.

      On December 19, 2002, the Company announced that it had signed an agreement to acquire Precise Software Solutions Ltd. (“Precise”), a provider of application performance management products, for an aggregate preliminary purchase price of approximately $590 million, including approximately $497 million of cash and common stock to be issued, $85 million of fair value of stock options to be assumed and $8 million of acquisition-related costs. The Company expects this acquisition to be consummated during the second quarter of 2003.

Note 4.     Cash, Cash Equivalents and Investments

      The Company’s cash, cash equivalents and short-term investments consisted of the following at December 31, 2002 and December 31, 2001 (in thousands):

	December 31, 2002

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value

Cash and cash equivalents:
Cash	$168,861	$—	$—	$168,861
Money market funds	418,990	—	—	418,990
Commercial paper	153,447	—	—	153,447
Corporate notes	12,764	—	—	12,764
Government securities	10,000	—	—	10,000

Cash and cash equivalents	$764,062	$—	$—	$764,062

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2002

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value

Short-term investments:
Commercial paper	$55,964	$—	$(9)	$55,955
Market auction preferreds	288,575	116	(71)	288,620
Asset-backed securities	83,721	—	(173)	83,548
Government securities	285,537	1,236	(3)	286,770
Corporate notes	758,279	4,579	(492)	762,366

Short-term investments	$1,472,076	$5,931	$(748)	$1,477,259

	December 31, 2001

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value

Cash and cash equivalents:
Cash	$390,068	$—	$—	$390,068
Money market funds	125,383	—	—	125,383
Commercial paper	22,968	—	—	22,968
Corporate notes	—	—	—	—

Cash and cash equivalents	$538,419	$—	$—	$538,419

Short-term investments:
Commercial paper	$99,491	$—	$—	$99,491
Market auction preferreds	202,574	—	—	202,574
Government securities	133,098	1,654	(4)	134,748
Corporate notes	715,203	5,633	(1,208)	719,628

Short-term investments	$1,150,366	$7,287	$(1,212)	$1,156,441

      Realized gains are included in interest and other income, net in the consolidated statements of operations. The following table sets forth the components of the Company’s interest and other income, net (in thousands):

	December 31, 2002

	2002	2001	2000

Interest income	$50,338	$63,239	$64,649
Dividend income	576	2,944	2,442
Gains (losses) on sale of investments	2,145	(446)	—
Other miscellaneous expense	(10,550)	(821)	(7,472)

Total interest and other income, net	$42,509	$64,916	$59,619

      For the year ended December 31, 2002, other miscellaneous expense includes a $6.1 million charge in connection with the settlement of a litigation matter.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The amortized cost and estimated fair value of the Company’s cash, cash equivalents and short-term investments, as of December 31, 2002, shown by contractual maturity date, are included in the following table (in thousands):

	December 31, 2002

	Amortized Cost	Fair Value

Due in less than one year	$1,666,754	$1,668,035
Due between one and five years	569,384	573,286

Total	$2,236,138	$2,241,321

Note 5.     Property and Equipment

      Property and equipment is stated at cost and consisted of the following (in thousands):

	December 31,

	2002	2001

Building	$892	$888
Computer equipment	327,614	280,638
Furniture and equipment	76,801	57,216
Leasehold improvements	92,953	69,856
Construction in process	14,071	13,624

	512,331	422,222
Less — accumulated depreciation and amortization	(282,070)	(196,459)

Property and equipment, net	$230,261	$225,763

      Depreciation and amortization of property and equipment charged to costs and expenses was approximately $100.5 million for the year ended December 31, 2002, $84.4 million for the year ended December 31, 2001 and $43.2 million for the year ended December 31, 2000.

Note 6.     Goodwill and Other Intangible Assets

      On January 1, 2002, the Company adopted SFAS 142, Goodwill and Other Intangible Assets. As a result, the Company no longer amortizes goodwill, but will test it for impairment annually or whenever events or changes in circumstances suggest that the carrying amount may not be recoverable.

      The following table sets forth the carrying amount of goodwill. Goodwill also includes amounts originally allocated to assembled workforce (in thousands):

	December 31,

	2002	2001

Goodwill:
Gross carrying amount	$3,285,455	$3,293,744
Accumulated amortization	2,088,862	2,090,930

Net carrying amount of goodwill	$1,196,593	$1,202,814

      During the fourth quarter of 2002, the Company sold certain technology acquired in a prior year acquisition, and as a result, recorded a loss on disposal of assets of $3.1 million, included in operating expenses.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In connection with this sale, the Company wrote-off the net book value of the related intangible assets of $10.9 million, including the net book value of the related goodwill of $6.2 million.

      The following tables set forth the carrying amount of other intangible assets that will continue to be amortized (in thousands):

	December 31, 2002

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Developed technology	$235,508	$200,140	$35,368
Distribution channels	234,800	210,342	24,458
Trademarks	24,350	21,813	2,537
Other intangible assets	29,520	25,737	3,783

Intangibles related to business acquisitions	524,178	458,032	66,146
Convertible subordinated notes issuance costs	14,506	8,058	6,448

Total other intangibles assets	$538,684	$466,090	$72,594

	December 31, 2001

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Developed technology	$258,027	$159,425	$98,602
Distribution channels	234,800	151,642	83,158
Trademarks	24,350	15,724	8,626
Other intangible assets	29,700	18,726	10,974

Intangibles related to business acquisitions	546,877	345,517	201,360
Convertible subordinated notes issuance costs	14,506	6,144	8,362

Total other intangibles assets	$561,383	$351,661	$209,722

      The total amortization expense related to goodwill, developed technology, and other intangible assets is set forth in the table below (in thousands):

	December 31,

	2002	2001	2000

Goodwill	$—	$814,390	$807,137
Developed technology	67,232	63,086	62,054
Distribution channels	58,700	58,700	58,700
Trademarks	6,089	6,089	6,089
Other intangible assets	7,600	7,472	7,106

Total amortization	$139,621	$949,737	$941,086

      In 2002, the total amortization expense for developed technology includes $0.3 million that is included in user license fees cost of revenue and the total amortization expense for other intangible assets includes $0.3 million that is included in research and development operating expenses.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The total expected future annual amortization related to intangible assets related to business acquisitions is set forth in the table below (in thousands):

Future
Year	Amortization

2003	$58,722
2004	2,687
2005	2,687
2006	2,050

Total	$66,146

      The adjusted net income per share excluding amortization of goodwill is as follows (in thousands, except per share amounts):

	December 31,

	2002	2001	2000

		(As restated)	(As restated)
Net income (loss)	$57,376	$(642,329)	$(628,385)
Add back:
Amortization of goodwill	—	814,390	807,137

Adjusted net income	$57,376	$172,061	$178,752

Basic net income (loss) per share	$0.14	$(1.61)	$(1.57)
Add back:
Amortization of goodwill	—	2.04	2.02

Adjusted basic net income per share	$0.14	$0.43	$0.45

Number of shares used in computing per share amounts — basic	409,523	399,016	400,034

Diluted net income (loss) per share	$0.14	$(1.53)	$(1.44)
Add back:
Amortization of goodwill	—	1.94	1.85

Adjusted diluted net income per share	$0.14	$0.41	$0.41

Number of shares used in computing per share amounts — diluted	418,959	420,206	436,801

Note 7.     Strategic Investments

      The Company holds investments in common and preferred stock of several privately-held and publicly traded companies. The total carrying amount of the Company’s strategic investments was $10.3 million at December 31, 2002 and $26.2 million at December 31, 2001. These strategic investments are included in other non-current assets. The Company recorded impairment losses on strategic investments of $14.8 million in 2002, partially offset by a gain on disposal of a strategic investment of $3.0 million. The Company recorded impairment losses on strategic investments of $16.1 million in 2001. The losses realized represent write-downs of the Company’s carrying amount of the investments and were determined by using, among other factors, the market value of the investee’s stock, its inability to obtain additional private financing, its cash position and current burn rate, the status and competitive position of the investee’s products and the uncertainty of its financial condition.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8.     Facility Restructure Reserve

      In the fourth quarter of 2002, the Company’s board of directors approved a facility restructuring plan to exit and consolidate certain of its facilities located in 17 metropolitan areas worldwide related to facilities that were or are expected to be vacated. In connection with this facilities restructuring plan, the Company recorded a restructuring charge to operating expenses of $98.2 million. This restructuring charge is comprised of (i) $86.9 million associated with terminating and satisfying remaining lease commitments, partially offset by sublease income net of related sublease costs and (ii) write-offs of $11.3 million for leasehold improvements and other fixed assets. Total cash outlays under this restructuring plan are expected to be approximately $86.9 million.

      Restructuring costs will generally be paid over the remaining lease terms, ending at various dates through 2021, or over a shorter period as the Company may negotiate with its lessors. The Company expects the majority of costs will be paid by the year ended December 31, 2008. Future rent commitments related to these facilities of approximately $125.9 million are included in lease commitments in Note 11 and have not been reduced by estimated sublease income.

      During the fourth quarter of 2002, the Company began vacating facilities and expects to vacate all excess facilities associated with this restructuring by September 30, 2003. The Company anticipates realizing costs savings beginning during the third quarter of 2003. The Company is in the process of seeking suitable subtenants for these facilities. The Company’s estimates of the facility restructure charge may vary significantly depending, in part, on factors that are beyond the Company’s control, including the commercial real estate market in the applicable metropolitan areas, the Company’s ability to obtain subleases related to these facilities and the time period to do so, the sublease rental market rates and the outcome of negotiations with lessors regarding terminations of certain facilities’ leases. Adjustments to the facility restructure reserve will be made if actual lease exit costs or sublease income differ from amounts currently expected. As a portion of the facilities restructure reserve relates to international locations, the reserve will be affected by exchange rate fluctuations. The impact of exchange rate fluctuations is reflected in accumulated other comprehensive loss on the balance sheet.

      The portion of the reserve expected to be utilized during 2003 of $26.3 million has been classified in the current portion of accrued acquisition and restructuring charges. The portion of the reserve expected to be used in periods subsequent to 2003 of $72.4 million has been classified in the non-current portion of accrued acquisition and restructuring charges. The components of the restructuring reserve and movements within these components through December 31, 2002 were as follows:

	Net Rent	Asset
	Commitments	Write-Offs	Total

Provision accrued	$86.9	$11.3	$98.2
Cash payments	(0.2)	—	(0.2)
Impact of exchange rates	0.6	0.1	0.7

Balance at December 31, 2002	$87.3	$11.4	$98.7

Note 9.     Convertible Subordinated Notes

      In October 1997, the Company issued $100.0 million of 5.25% convertible subordinated notes due 2004 (the “5.25% notes”), for which the Company received net proceeds of $97.5 million. The Company and its wholly-owned subsidiary, VERITAS Operating Corporation, are co-obligors on the 5.25% notes and are unconditionally, jointly and severally liable for all payments under the notes. As of December 31, 2002, a total principal amount of $36.0 million had been converted into approximately 3.8 million shares of the Company’s

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

common stock. Based on the aggregate principal amount at maturity of $64.0 million outstanding as of December 31, 2002, the 5.25% notes provide for semi-annual interest payments of $1.7 million each May 1 and November 1. The 5.25% notes are convertible into shares of the Company’s common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $9.56 per share, subject to adjustment upon certain events, equivalent to a conversion rate of 104.65 shares of common stock per $1,000 principal amount at maturity. On or after November 5, 2002, the 5.25% notes are redeemable over a period of time until maturity at the Company’s option at declining premiums to par. The debt issuance costs are being amortized over the term of the 5.25% notes using the interest method.

      In August 1999, the Company and its wholly-owned subsidiary, VERITAS Operating Corporation, issued $465.8 million, aggregate principal amount at maturity, of 1.856% convertible subordinated notes due 2006 (the “1.856% notes”) for which the Company received net proceeds of approximately $334.1 million. The interest rate of 1.856%, together with the accrual of original issue discount, represent a yield to maturity of 6.5%. The Company and VERITAS Operating Corporation are co-obligors on the 1.856% notes and are unconditionally, jointly and severally liable for all payments under the notes. As of December 31, 2002, a total principal amount of $1.1 million had been converted into approximately 29,400 shares of the Company’s common stock. Based on the aggregate principal amount at maturity of $464.7 million outstanding as of December 31, 2002, the 1.856% notes provide for semi-annual interest payments of $4.3 million each February 13 and August 13. The 1.856% notes are convertible into shares of the Company’s common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $35.80 per share, subject to adjustment upon certain events, equivalent to a conversion rate of 27.934 shares of common stock per $1,000 principal amount at maturity. On or after August 16, 2002, the 1.856% notes are redeemable over a period of time until maturity at the Company’s option at the issuance price plus accrued original issue discount and any accrued interest. The debt issuance costs are being amortized over the term of the 1.856% notes using the interest method. As of December 31, 2002 the carrying amount of the 1.856% notes was $396.3 million.

Note 10.     Credit Facility

      During 2001, the Company extended and amended the terms of its $50.0 million unsecured credit facility held with a syndicate of financial institutions. In September 2002, this credit facility expired in accordance with its terms and was not renewed by the Company.

      During 2002, the Company’s Japanese subsidiary entered into a short-term credit facility with a multinational Japanese bank in the amount of 1.0 billion Japanese yen ($8.4 million). At December 31, 2002, no amount was outstanding under this credit facility. The short-term credit facility is due to expire in March 2003. Borrowings under the short-term credit facility bear interest at Tokyo Inter Bank Offer Rate (“TIBOR”) plus 0.5%. There are no covenants on the short-term credit facility and the loan is guaranteed by VERITAS Software Global Corporation, a wholly-owned subsidiary of the Company.

Note 11.     Commitments

      The Company currently has operating leases for its facilities and rental equipment through 2023. Rental expense under operating leases was approximately $60.6 million, $54.0 million and $32.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. In addition to the basic rent, the Company is responsible for all taxes, insurance and utilities related to the facilities. The table below shows the Company’s

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

commitments related to its convertible subordinated notes discussed in Note 9 and its approximate minimum lease payments for its facilities and rental equipment as of December 31, 2002 (in thousands):

			Operating
	5.25%	1.856%	Lease
	Notes	Notes	Commitments	Total

2003	$—	$—	$77,800	$77,800
2004	63,979	—	68,994	132,973
2005	—	464,699	47,240	511,939
2006	—	—	34,694	34,694
2007	—	—	31,981	31,981
2008 and thereafter	—	—	167,310	167,310

Total commitments	$63,979	$464,699	$428,019	$956,697

     Facilities lease commitments

      In 1999 and 2000, the Company entered into three build-to-suit lease agreements for office buildings in Mountain View, California, Roseville, Minnesota and Milpitas, California. The Company began occupying the Roseville and Mountain View facilities in May and June 2001, respectively. The development and acquisition of the properties have been financed by a third party through a syndicate of financial institutions. The Company has accounted for these agreements as operating leases in accordance with SFAS 13, Accounting for Leases, as amended.

      During 2001 and 2002, the Company amended its existing lease agreement, originally signed in the second quarter of 1999, for corporate campus facilities in Mountain View, California. The facilities of 425,000 square feet provide space for sales, marketing, administration and research and development functions. The lease term for these facilities is five years beginning in March 2000, with an option to extend the lease term for two successive periods of one year each, if agreed to by the financial institutions. The Company has the option to purchase the property (land and facilities) for the termination value of $145.2 million or, at the end of the lease, to arrange for the sale of the property to a third party while the Company retains an obligation to the owner for the difference between the sales price and the guaranteed residual value up to $129.0 million if the sales price is less than this amount, subject to certain provisions of the lease. In addition, the Company is entitled to any proceeds from a sale of the property in excess of the termination value. The Company now occupies these facilities and began making lease payments in the second quarter of 2001. Monthly lease payments under this lease agreement are based on LIBOR using 30-day to 180-day LIBOR contracts.

      During 2001 and 2002, the Company amended its existing lease agreement, originally signed in 2000, for its facilities in Roseville, Minnesota. The Company improved and expanded its existing facilities of 62,000 square feet and developed adjacent property adding 142,000 square feet completed in 2001. The facilities provide space for technical support and research and development functions. The lease term for these facilities is five years beginning in March 2000, with an option to extend the lease term for two successive periods of one year each, if agreed to by the financial institutions. The Company has the option to purchase the property (land and facilities) for the termination value of $41.3 million or, at the end of the lease, to arrange for the sale of the property to a third party while the Company retains an obligation to the owner for the difference between the sales price and the guaranteed residual value up to $35.1 million if the sales price is less than this amount, subject to certain provisions of the lease. In addition, the Company is entitled to any proceeds from a sale of the property in excess of the termination value. The Company now occupies these facilities and began making lease payments in 2001. Monthly lease payments under this lease agreement are based on LIBOR using 30-day to 180-day LIBOR contracts.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      During 2001 and 2002, the Company amended its existing lease agreement, originally signed in 2000, for the lease of 65 acres of land and subsequent improvements for new research and development campus facilities in Milpitas, California. The Company plans to develop the site in two phases. The first phase of the project, comprising 466,000 square feet and consisting of one completed building and two additional structures, was completed in the third quarter of 2002. The facilities will provide space for research and development and general corporate functions. The lease term for the first phase is five years beginning in July 2000, with an option to extend the lease term for two successive periods of one year each, if agreed to by the financial institutions. The Company has the option to purchase the property (land and first phase facilities) for the termination value of $194.3 million or, at the end of the lease, to arrange for the sale of the property to a third party while the Company retains an obligation to the owner for the difference between the sales price and the guaranteed residual value up to $180.5 million if the sales price is less than this amount, subject to certain provisions of the lease. In addition, the Company is entitled to any proceeds from a sale of the property in excess of the termination value. The Company began paying the lease payments in the third quarter of 2002 and will commence occupying a portion of the new campus facilities in the second quarter of 2003. Monthly lease payments under this lease agreement are based on LIBOR using 30-day to 180-day LIBOR contracts. The Company is currently analyzing its development schedule for the second phase of the campus, and at this time no commitments have been made with respect to the start of construction.

      The Company has evaluated the expected fair value of the properties at the end of the lease terms by reviewing current real estate market conditions and indicators of expectations for the market in the future. In the event that the Company determines it is probable that the expected fair value of any of the properties at the end of the lease terms will be less than the respective termination values, the Company will accrue the expected loss on a straight-line basis over the remaining lease term. Currently, the Company does not believe it is probable that the fair market value of the properties at the end of the lease terms will be less than the termination values.

      The agreements for the facilities described above require that the Company maintain specified financial covenants such as EBITDA, debt on EBITDA and quick ratio, all of which the Company was in compliance with as of December 31, 2002. In order to secure the obligation under each agreement, each of the facilities is subject to a deed of trust in favor of the financial institutions that financed the development and acquisition of the respective facility.

     Acquired technology commitments

      On October 1, 2002, the Company acquired volume replicator software technology (“VVR”) for $6.0 million and contingent payments of up to another $6.0 million based on future revenues generated by the VVR technology. Under the purchase agreement, the Company will make 40 quarterly payments of 10% of the revenue generated by the VVR technology, subject to a minimum quarterly payment of $150,000 and a maximum quarterly payment of $300,000. The VVR technology was valued at $5.0 million representing the present value of the minimum obligations, in exchange for a note payable of $5.0 million payable quarterly commencing in the first quarter of 2003 and ending in the fourth quarter of 2012. The contingent payments in excess of the quarterly minimum will be expensed as paid based on the quarterly revenue generated by the VVR technology.

Note 12.     Derivative Financial Instruments

      In September 2000, the Company entered into a three-year cross currency interest rate swap transaction for the purpose of hedging fixed interest rate, foreign currency denominated cash flows under an inter-company loan receivable. Under the terms of this derivative financial instrument, EURO denominated fixed principal and interest payments to be received under the inter-company loan will be swapped for U.S. dollar-fixed principal and interest payments. As of December 31, 2002, nine monthly payments of €4.3 million

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

remained to be swapped at a forward exchange rate of 0.89070 U.S. dollar per Euro. The fair market value of the swap at December 31, 2002 was $(7.4) million. As a result of entering into the swap, the Company has mitigated its exposure to foreign currency exchange rate fluctuations. The gains or losses on the foreign currency loan receivable will be offset by the gains or losses on the swap. Because the Company is receiving fixed interest payments under the swap, it is still subject to fluctuations in value due to changes in Euro and U.S dollar foreign currency rates and U.S. dollar interest rates. As of December 31, 2002 the impact of these fluctuations was not significant. This hedge was deemed to be highly effective as of December 31, 2002.

      In January 2002, the Company entered into two three-year pay fixed, receive floating, interest rate swaps for the purpose of hedging cash flows on variable interest rate debt of its build-to-suit lease agreements. Under the terms of the interest rate swaps, the Company makes payments based on the fixed rate and will receive interest payments based on the 3-month London Inter Bank Offer Rate (“LIBOR”). The Company’s payments on its build-to-suit lease agreements are based upon a 3-month LIBOR plus a credit spread. If the Company’s credit spread remains consistent and other critical terms of the interest rate swap or the hedged item do not change, the interest rate swap will be considered to be highly effective with all changes in the fair value included in other comprehensive income. If the Company’s credit spread changes or other critical terms of the interest rate swap or the hedged item change, the hedge may become partially or fully ineffective, which could result in all or a portion of the changes in fair value of the derivative recorded in the statement of operations. The interest rate swaps settles the first day of January, April, July and October until expiration. As of December 31, 2002, the fair value of the interest rate swaps were $(11.0) million. As a result of entering into the interest rate swaps, the Company has mitigated its exposure to variable cash flows associated with interest rate fluctuations. Because the rental payments on the leases are based on the 3-month LIBOR and the Company receives 3-month LIBOR from the interest rate swap counter-party, the Company has eliminated any impact to raising interest rates related to its rent payments under the build-to-suit lease agreements.

      As of December 31, 2002, the total gross notional amount of the Company’s forward contracts was approximately $130.0 million, all hedging intercompany accounts of certain of its international subsidiaries. The forward contracts had a term of thirty-one days or less and settled immediately after the end of 2002. All foreign currency transactions and all outstanding forward contracts are marked-to-market at the end of the period with unrealized gains and losses included in other income. The unrealized gain (loss) on the outstanding forward contracts at December 31, 2002 was immaterial to the Company’s consolidated financial statements.

Note 13.     Contingencies

      After the Company announced in January 2003 that it would restate financial results as a result of transactions entered into with America Online, or AOL, in September 2000, numerous separate complaints purporting to be class actions were filed in the United States District Court for the Northern District of California alleging that the Company and some of its officers and directors violated provisions of the Securities Exchange Act of 1934. The complaints contain varying allegations, including that the Company made materially false and misleading statements with respect to the Company’s 2000, 2001 and 2002 financial results included in the Company’s filings with the SEC, press releases and other public disclosures. In addition, several complaints purporting to be derivative actions have been filed in California state court against some of the Company’s directors and officers. These complaints are based on the same facts and circumstances as the class actions and generally allege that the named directors and officers breached their fiduciary duties by failing to oversee adequately the Company’s financial reporting. All of the complaints generally seek an unspecified amount of damages. The cases are still in the preliminary stages, and it is not possible for the Company to quantify the extent of its potential liability, if any. An unfavorable outcome in any of these cases could have a material adverse effect on the Company’s business, financial condition, results of operations and

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

cash flow. In addition, the expense of defending any litigation may be costly and divert management’s attention from the day-to-day operations of the Company’s business.

      On January 10, 2003, Raytheon Company sued the Company along with Brocade Communications Systems, Oracle Corporation, Overland Storage Inc., Qualstar Corp., QLogic Corporation, Ricoh Corporation and Spectra Logic Corporation in the United States District Court for the Eastern District of Texas. Raytheon is alleging infringement of US Patent No. 5,412,791 (the “ ’791 Patent”), entitled Mass Data Storage Library, and is seeking damages and an injunction against all defendants. The Company believes that it has numerous defenses and counterclaims to the claims of infringement asserted against it and intends to defend itself vigorously. The Company filed an answer to Raytheon’s complaint on March 7, 2003, denying all material allegations in the complaint and asserting counterclaims seeking to have the ’791 patent declared invalid and not infringed by the Company.

      On October 23, 2001, Storage Computer Corporation initiated litigation against the Company in the United States District Court for the Northern District of Texas alleging infringement of one of Storage Computer Corporation’s patents. Currently, Storage Computer Corporation is alleging the Company infringes two of their US patents. The Company has denied all material allegations in the complaints and has filed counterclaims for declaratory judgment of invalidity and non-infringement of the patents-in-suit and has alleged Storage Computer’s infringement of one of the Company’s patents. Storage Computer Corporation is seeking unspecified damages, treble damages, costs of suit and attorneys’ fees and a permanent injunction from further alleged infringement. The Company believes that it has numerous defenses and counterclaims relative to the claims of infringement asserted against it and intends to vigorously defend this action.

      The Company is also party to various other legal proceedings that have arisen in the ordinary course of its business. While the Company currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the net income of the period in which the ruling occurs. The estimate of the potential impact on the Company’s financial position or overall results of operations for the above legal proceedings could change in the future.

Note 14.     Benefit Plans

      The Company has adopted a retirement savings plan qualified under Section 401(k) of the Internal Revenue Code, which is a pretax savings plan covering substantially all United States employees. Under the plan, employees may contribute up to 20% of their pretax salary, subject to certain limitations. Employees are eligible to participate beginning the first day of the month following their date of hire. The Company matches approximately 50% of the employee contributions up to $2,500 per year and contributed approximately $6.9 million in both 2002 and 2001 compared to $5.3 million in 2000.

Note 15.     Stockholders’ Equity and Stock Compensation Plans

     Stockholder Rights Plan

      On October 4, 1998, the Board of Directors of the Company adopted a Stockholder Rights Plan, declaring a dividend of one preferred share purchase right for each outstanding share of common stock, par value $0.001 per share, of the Company. The rights are initially attached to the Company’s common stock and will not trade separately. If a person or group acquires 20% or more of the Company’s common stock, or announces an intention to make a tender offer for the Company’s common stock the consummation of which would result in acquiring 20% or more of the Company’s common stock, then the rights will be distributed and will then trade separately from the common stock. Each right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

per share, of the Company. The rights expire October 5, 2008, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by the Company.

      The Company is authorized to issue up to 10,000,000 shares of undesignated preferred stock. No such preferred shares have been issued to date.

     Stock Option Plans

      The Company has two stock option plans. The Company’s 1993 Equity Incentive Plan provides for the issuance of either incentive or nonstatutory stock options to employees and consultants of the Company. These options generally are granted at the fair market value of the Company’s common stock at the date of grant, expire ten years from the date of grant, vest over a four-year period and are exercisable immediately upon vesting. The 1993 Equity Incentive Plan is set to expire in October 2003. The Company’s 2002 Directors Stock Option Plan provides for the issuance of stock options to directors of the Company. These options generally are granted at the fair market value of the Company’s common stock at the date of grant, expire ten years from the date of grant, vest over the term of each director’s board membership and are exercisable immediately upon vesting. As of December 31, 2002, the Company had reserved 125.3 million shares of common stock for issuance under the 1993 Equity Incentive Plan and 1.9 million shares for issuance under the Company’s 2002 Directors Stock Option Plan. As of December 31, 2002, 27.7 million shares were available for future grant under the plans.

      A summary of the status of the Company’s stock option plans as of December 31, 2002, 2001 and 2000 and changes during the years ended on those dates is presented below (number of shares in thousands):

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Outstanding at beginning of year	59,621	$45.09	54,817	$41.73	54,422	$10.28
Granted	25,901	$19.50	21,263	$39.72	19,024	$100.76
Assumed in business combinations	—	$—	28	$13.08	—	$—
Exercised	(6,086)	$9.14	(10,528)	$6.96	(15,806)	$6.47
Forfeited	(7,080)	$56.41	(5,959)	$62.18	(2,823)	$31.29

Outstanding at end of year	72,356	$37.85	59,621	$45.09	54,817	$41.73

Options exercisable at year end	31,786		26,235		21,621
Weighted-average fair value of options granted during the year	$13.92		$28.58		$63.42

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following table summarizes information about stock options outstanding at December 31, 2002 (number of shares in thousands):

	Options Outstanding
				Options Exercisable
		Weighted-
	Number	Average	Weighted-	Number	Weighted-
	Outstanding at	Remaining	Average	Exercisable at	Average
	December 31,	Contractual	Exercise	December 31,	Exercise
Range of Exercise Prices	2002	Life	Price	2002	Price

$ 0.03 - $ 11.33	8,267	4.60	$5.61	8,247	$5.61
$ 12.00 - $ 15.14	1,534	7.87	$13.14	760	$13.54
$ 15.58 - $ 16.26	18,260	9.81	$16.23	1,353	$16.21
$ 16.36 - $ 19.89	7,324	7.89	$18.11	3,424	$18.28
$ 20.86 - $ 28.72	10,757	8.27	$26.58	4,441	$25.49
$ 30.96 - $ 40.15	7,305	8.38	$38.71	2,779	$38.54
$ 40.49 - $ 88.00	7,696	8.10	$68.06	3,667	$70.08
$ 90.38 - $100.00	7,278	7.03	$94.58	4,625	$94.47
$102.25 - $133.44	3,248	7.53	$114.05	1,995	$113.91
$134.17 - $134.17	687	7.16	$134.17	495	$134.17

$ 0.03 - $134.17	72,356	8.02	$37.85	31,786	$42.44

     Employee Stock Purchase Plan

      As of December 31, 2002, the Company has three employee stock purchase plans. Under the 1993 Employee Stock Purchase Plan the Company is authorized to issue up to 9.5 million shares of common stock to its full-time employees. The 1993 Employee Stock Purchase Plan will expire September 30, 2003. Under the 2002 Employee Stock Purchase Plan and the 2002 International Employee Stock Purchase Plan, the Company is authorized to issue up to 21.0 million shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Under all three plans, employees can choose to have up to 10% of their wages withheld to purchase the Company’s common stock. The 1993 Employee Stock Purchase Plan consists of two-year offerings with four 6-month purchase periods in each offering period of which there are only two remaining purchase periods left prior to the expiration of the plan. The 2002 Employee Stock Purchase Plan and the 2002 International Employee Stock Purchase Plan both consist of two-year offerings with four 6-month purchase periods in each offering period. The purchase price of the stock is 85% of the lower of the subscription date fair market value or the end of the purchase period fair market value.

      The number of eligible employees that participated in the 1993 Employee Stock Purchase Plan was 3,682 in 2002, 3,894 in 2001 and 2,705 in 2000. Under the 1993 Employee Stock Purchase Plan, the Company issued 1.5 million shares to employees in 2002, 1.1 million in 2001 and 1.1 million shares in 2000. The weighted-average purchase price of these shares was $20.79 in 2002, $27.30 in 2001 and $16.11 in 2000.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16.     Income Taxes

      Income (loss) before provision for income taxes consisted of (in thousands):

	Years Ended December 31,

	2002	2001	2000

		(As restated)	(As restated)
United States	$83,878	$(468,863)	$(323,749)
International	44,367	(59,729)	(215,299)

	$128,245	$(528,592)	$(539,048)

      The provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,

	2002	2001	2000

		(As restated)	(As restated)
Federal
Current	$47,235	$277,449	$165,686
Deferred	935	(167,716)	(85,944)
State
Current	31,693	35,990	14,862
Deferred	(24,110)	(32,228)	(9,329)
Foreign
Current	10,134	5,451	4,062
Deferred	4,982	(5,209)	—

Total	$70,869	$113,737	$89,337

      The tax benefits associated with employee stock option and employee stock purchase plan activity reduced taxes currently payable by $19.6 million for 2002, $267.7 million for 2001 and $160.8 million for 2000.

      The provision for income taxes differed from the amount computed by applying the federal statutory rate as follows:

	Years Ended December 31,

	2002	2001	2000

		(As restated)	(As restated)
Federal tax at statutory rate	35.0%	35.0%	35.0%
State taxes	3.7	(0.5)	(1.0)
Impact of foreign taxes	(6.5)	1.3	(0.7)
In-process research and development charge and non-deductible goodwill	—	(52.4)	(51.1)
Unbenefited foreign loss related to restructuring costs	11.9	—	—
Tax benefit of losses on strategic investments not realized	11.7	—	—
Tax credits	—	0.4	0.7
Changes in merger related tax liabilities and benefits	(4.9)	(5.1)	—
Non-deductible expenses and other	4.4	(0.2)	0.5

Total	55.3%	(21.5)%	(16.6)%

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

		(As restated)	(As restated)
Deferred tax assets:
Net operating loss carryforwards	$62,414	$42,724	$161,966
Deferred revenue and reserve accruals not currently deductible	87,583	175,773	47,718
Acquired intangibles	29,033	35,599	17,898
Tax credit carryforwards	82,737	40,245	20,070
Foreign	1,484	5,209	—
Other	10,451	10,040	9,519

Total	273,702	309,590	257,171
Valuation allowance	(80,073)	(71,385)	(162,319)

Net deferred tax assets	193,629	238,205	94,852

Deferred tax liabilities:
Acquired intangibles	(5,771)	(68,540)	(130,340)

Net deferred tax assets (liabilities)	$187,858	$169,665	$(35,488)

      As of December 31, 2002, 2001 and 2000, deferred and other income taxes payable recorded in connection with the Seagate transaction totaled $113.1 million, $113.1 million and $135.0 million, respectively, and related to certain tax liabilities that are expected to be paid by the Company after the merger (See Note 2). Of the $135.0 million originally recorded in 2000 approximately $21.3 million was reclassified to current liabilities in 2001. Certain of Seagate’s federal and state tax returns for various fiscal years are under examination by taxing authorities. A decrease in the indemnification receivable from SAC of $30.7 million and a provision for income taxes of $30.1 million have been recorded in 2001 due to certain settlements agreed to with tax authorities as well as the Company’s changes in estimates of the amount and timing of other tax liabilities for years under examination. The Company believes that adequate amounts for tax have been provided for any final assessments that may result from these examinations.

      The valuation allowance increased by $8.7 million in 2002, decreased by $90.9 million in 2001, increased by $150.7 million in 2000. As of December 31, 2002, the Company has provided a valuation allowance on certain deferred tax assets, principally foreign net operating loss carryforwards and the future tax benefit related to the write-down of investments in 2001 and 2002, due to uncertainties related to the Company’s ability to generate sufficient taxable income in specific geographical and jurisdictional locations, as well as the Company’s future taxable income from capital gains. Approximately $11.6 million of the valuation allowance relates to the tax benefits of certain assets acquired with the acquisition of NSMG and will be credited to goodwill when realized.

      As of December 31, 2002, the Company had federal tax loss carryforwards of approximately $39.9 million and federal tax credit carryforwards of approximately $42.7 million. The federal tax loss carryforwards will expire in 2003 through 2020, and federal tax credit carryforwards will expire in 2003 through 2022, if not utilized. The Company had state tax loss carryforwards of approximately $77.7 million and state tax credit carryforwards of approximately $40.0 million. The state tax loss carryforwards will expire in 2012, and of the state tax credit carryforwards, $8.0 million will expire in 2008 through 2010, if not utilized, and $32.0 million may be carried forward indefinitely. Because of the change in ownership provisions of the Internal Revenue Code, a portion of the Company’s net operating loss and tax credit carryforwards may be subject to annual

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

limitation. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization. In addition, the Company had foreign net operating loss carryforwards of approximately $323.0 million that may be carried forward indefinitely.

      As of December 31, 2002, the Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

Note 17.	Net Income (Loss) Per Share

      The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share amounts):

	Years Ended December 31,

	2002	2001	2000

		(As restated)	(As restated)
Numerator:
Net income (loss)	$57,376	$(642,329)	$(628,385)
Denominator:
Denominator for basic net loss per share — weighted-average shares	409,523	399,016	400,034
Potential common shares	9,436	—	—

Denominator for diluted net loss per share	418,959	399,016	400,034

Basic net income (loss) per share	$0.14	$(1.61)	$(1.57)

Diluted net income (loss) per share	$0.14	$(1.61)	$(1.57)

      For the year ended December 31, 2002, potential common shares consist of employee stock options using the treasury stock method. The following table sets forth the potential common shares that were excluded from the net income (loss) per share computations (in thousands) as their effect would be antidilutive:

	2002	2001	2000

Employee stock options outstanding(1)	36,243	59,621	54,817
5.25% convertible subordinated notes	6,695	6,749	6,753
1.856% convertible subordinated notes	12,981	12,981	12,982

(1)	For the year ended December 31, 2002, 36,243 employee stock options were excluded from the computation of diluted net income per share because the exercise price of these options was greater than the average market price of the Company’s common stock during the period, and therefore the effect is antidilutive. For the years ended December 31, 2001 and 2000, all employee stock options were excluded from the computation of diluted net loss per share because the effect would have been antidilutive.

      The weighted average exercise prices of the employee stock options with exercise prices exceeding the average fair value of the Company’s common stock are $37.85 for December 31, 2002, $45.09 for December 31, 2001 and $41.73 for December 31, 2000.

Note 18.	Segment Information

      The Company operates in one segment, storage software solutions. The Company’s products and services are sold throughout the world, through OEM, direct sales channels and indirect sales channels. The Company’s chief operating decision maker, the chief executive officer, evaluates the performance of the Company based upon stand-alone revenue of product channels and the geographic regions of the segment and

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

does not receive discrete financial information about asset allocation, expense allocation or profitability from the Company’s storage products or services.

      Geographic information (in thousands):

	Years Ended December 31,

	2002	2001	2000

		(As restated)	(As restated)
User license fees(1):
United States	$642,300	$759,649	$713,931
Europe(2)	241,371	238,076	175,945
Other(3)	123,042	112,401	77,689

Total	$1,006,713	$1,110,126	$967,565

Services(1):
United States	$375,387	$302,117	$179,096
Europe(2)	87,864	56,807	31,646
Other(3)	36,591	22,878	9,134

Total	$499,842	$381,802	$219,876

Total net revenue	$1,506,555	$1,491,928	$1,187,441

	As of December 31,

	2002	2001

Long-lived assets(4):
United States	$1,429,261	$1,592,060
Europe(2)	55,049	33,945
Other(3)	15,138	12,294

Total	$1,499,448	$1,638,299

(1)	License and service revenues are attributed to geographic regions based on location of customers.

(2)	Europe includes the Middle East and Africa.

(3)	Other consists of Canada, Latin America, Japan and the Asia Pacific region.

(4)	Long-lived assets include all long-term assets except those specifically excluded under SFAS No. 131, such as deferred income taxes and financial instruments. Reconciliation to total assets reported (in thousands):

	As of December 31,

	2002	2001

		(As restated)
Total long-lived assets	$1,499,448	$1,638,299
Other assets, including current	2,700,185	2,160,077

Total consolidated assets	$4,199,633	$3,798,376

      In 2002, 2001 and 2000, no end-user customer accounted for more then 10% of the Company’s net revenue. In 2002, Ingram Micro, Inc, a distributor that sells VERITAS products and services through resellers, accounted for 11.0% of the Company’s net revenue.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

User license fees information

      The Company markets and distributes its software products both as individual software products and as integrated product suites, also referred to as application solutions. The Company derives its user license fees from the sale of its core technologies, including data protection and file system and volume management products, from its emerging technologies, including cluster and replication and storage area networking or network attached storage products, and from its application solutions, which include technologies from both its core and emerging technologies. User license fees from core technologies were $877.0 million in 2002, $951.1 million in 2001 and $830.7 million in 2000. User license fees from emerging technologies were $129.7 million in 2002, $159.0 million in 2001 and $136.9 million in 2000.

      The user license fees from its application solutions, as stand-alone products, were $200.9 million in 2002, $228.1 million in 2001 and $236.1 million in 2000. The user license fees generated by application solutions are allocated between core technology products and emerging technology products.

Note 19.	Related Party Transactions

      In 2001, the Company accelerated the vesting of certain stock options held by its former chief executive officer and chairman of the board, resulting in a one-time stock-based compensation charge of $8.1 million.

Note 20.                       Restatement of the Company’s financial statements for the years ended December 31, 2000 and 2001

      In March 2003, the Company restated its accounting for transactions with AOL Time Warner, or AOL, entered into in September 2000. The transactions involved a software and services purchase by AOL at a stated value of $50.0 million and the purchase by the Company of advertising services from AOL at a stated value of $20.0 million. The Company originally recorded $36.9 million of revenue in 2000 and had been recognizing the remaining $13.1 million in revenue over a three-year support period. The purchase of advertising services at a stated value of $20.0 million was recorded as an expense as the services were provided in 2000 and 2001.

      The Company has conducted an internal review of the AOL transactions and other contemporaneous customer-vendor transactions to determine if the fair value of goods and services purchased and sold could be reasonably determined. The Company has determined that the fair value of the goods and services purchased and sold in the AOL transactions could not be reasonably determined and has accordingly restated its financial results to reflect a reduction in revenues and expenses of $20.0 million. The Company is also restating two additional contemporaneous transactions involving software license and the purchase of on-line advertising services entered into in 2000 to reflect an additional reduction in revenues and expenses of $977,000. The periods affected by the restatement include fiscal years ended December 31, 2000 and 2001. In fiscal 2000, the restatement reduced revenue by $19.9 million and increased net loss and net loss per share by $8.6 million and $0.02, respectively. In fiscal 2001, the restatement reduced revenue by $0.4 million and decreased net loss and net loss per share by $9.0 million and $0.02, respectively. Additionally, as of December 31, 2001, the deferred revenue balance was reduced by $0.7 million. The restatement had no impact on the Company’s quarterly financial statements for the quarters ended March 31, 2002 through September 30, 2002.

      The restatement had no impact on the Company’s net cash flows from operating activities or on the Company’s cash and cash equivalents in the consolidated statements of cash flows for the years ended December 31, 2000 and 2001.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following tables show the impacts of the restatements on the Company’s consolidated statements of operations for the years ended December 2001 and 2000 and on the Company’s consolidated balance sheets as of December 31, 2001 and 2000 (in thousands, except per share amounts):

	Year Ended December 31, 2001

	(As originally	(As restated)
	reported)
Net revenue:
User license fees	$1,110,400	$1,110,126
Services	381,941	381,802

Total net revenue	1,492,341	1,491,928
Cost of revenue:
User license fees	40,902	40,902
Services	138,430	138,430
Amortization of developed technology	63,086	63,086

Total cost of revenue	242,418	242,418

Gross profit	1,249,923	1,249,510
Operating expenses:
Selling and marketing	563,283	548,973
Research and development (excluding $870 related to stock-based compensation in 2001)	241,197	241,197
General and administrative (excluding $8,079 related to stock-based compensation in 2001)	116,793	116,793
Amortization of goodwill and other intangibles	886,651	886,651
Stock-based compensation	8,949	8,949
Acquisition and restructuring reversals	(5,000)	(5,000)

Total operating expenses	1,811,873	1,797,563

Loss from operations	(561,950)	(548,053)
Interest and other income, net	64,916	64,916
Interest expense	(29,381)	(29,381)
Loss on strategic investments	(16,074)	(16,074)

Loss before income taxes	(542,489)	(528,592)
Provision for income taxes	108,873	113,737

Net loss	$(651,362)	$(642,329)

Net loss per share — basic and diluted	$(1.63)	$(1.61)

Number of shares used in computing per share amounts — basic and diluted	399,016	399,016

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2000

	(As originally	(As restated)
	reported)
Net revenue:
User license fees	$987,363	$967,565
Services	219,965	219,876

Total net revenue	1,207,328	1,187,441
Cost of revenue:
User license fees	40,779	40,779
Services	85,968	85,968
Amortization of developed technology	62,054	62,054

Total cost of revenue	188,801	188,801

Gross profit	1,018,527	998,640
Operating expenses:
Selling and marketing	443,834	437,167
Research and development	175,901	175,901
General and administrative	77,900	77,900
Amortization of goodwill and other intangibles	879,032	879,032
Acquisition and restructuring reversals	(4,260)	(4,260)

Total operating expenses	1,572,407	1,565,740

Loss from operations	(553,880)	(567,100)
Interest and other income, net	59,619	59,619
Interest expense	(31,567)	(31,567)

Loss before income taxes	(525,828)	(539,048)
Provision for income taxes	93,964	89,337

Net loss	$(619,792)	$(628,385)

Net loss per share — basic and diluted	$(1.55)	$(1.57)

Number of shares used in computing per share amounts — basic and diluted	400,034	400,034

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2001

	(As originally	(As restated)
	reported)
Current assets:
Cash and cash equivalents	$538,419	$538,419
Short-term investments	1,156,441	1,156,441
Accounts receivable, net of allowance for doubtful accounts of $12,616	176,635	176,635
Deferred income taxes	124,527	124,290
Other current assets	66,466	66,466

Total current assets	2,062,488	2,062,251
Property and equipment, net	225,763	225,763
Goodwill and other intangibles, net	1,412,536	1,412,536
Other non-current assets	52,451	52,451
Deferred income taxes	45,375	45,375

	$3,798,613	$3,798,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,244	$32,244
Accrued compensation and benefits	89,637	89,637
Accrued acquisition and restructuring costs	12,093	12,093
Other accrued liabilities	80,833	80,833
Income taxes payable	63,735	63,735
Deferred revenue	239,110	238,433

Total current liabilities	517,652	516,975
Convertible subordinated notes	444,408	444,408
Deferred and other income taxes	113,100	113,100

Total liabilities	1,075,160	1,074,483
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value: 10,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value: 2,000,000 shares authorized; 423,178 shares issued at December 31, 2001; 404,503 outstanding at December 31, 2001	423	423
Additional paid-in capital	6,228,914	6,228,914
Accumulated deficit	(1,803,528)	(1,803,088)
Accumulated other comprehensive loss	(292)	(292)
Treasury stock, at cost; 18,675 shares at December 31, 2001	(1,702,064)	(1,702,064)

Total stockholders’ equity	2,723,453	2,723,893

	$3,798,613	$3,798,376

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2000

	(As originally	(As restated)
	reported)
Current assets:
Cash and cash equivalents	$886,558	$886,558
Short-term investments	232,891	232,891
Accounts receivable, net of allowance for doubtful accounts of $7,810	186,863	186,013
Deferred income taxes	38,017	42,644
Other current assets	38,303	24,970

Total current assets	1,382,632	1,373,076
Long-term investments	136,111	136,111
Property and equipment, net	168,389	168,389
Goodwill and other intangibles, net	2,285,320	2,285,320
Other non-current assets	110,382	110,382

	$4,082,834	$4,073,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,250	$45,250
Accrued compensation and benefits	63,838	63,838
Accrued acquisition and restructuring costs	44,123	44,123
Other accrued liabilities	69,289	69,416
Income taxes payable	34,454	34,454
Deferred revenue	201,001	199,911

Total current liabilities	457,955	456,992
Convertible subordinated notes	429,176	429,176
Deferred and other income taxes	213,132	213,132

Total liabilities	1,100,263	1,099,300
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value: 10,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value: 2,000,000 shares authorized; 411,565 shares issued at December 31, 2000; 392,890 outstanding at December 31, 2000	412	412
Additional paid-in capital	5,847,844	5,847,844
Accumulated deficit	(1,152,166)	(1,160,759)
Accumulated other comprehensive loss	(11,455)	(11,455)
Treasury stock, at cost; 18,675 shares at December 31, 2000	(1,702,064)	(1,702,064)

Total stockholders’ equity	2,982,571	2,973,978

	$4,082,834	$4,073,278

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Provision
	Balance at	From	Charged to
	Beginning	Businesses	Operating		Balance at
	of Year	Acquired	Expenses	Deductions(1)	End of Year

	(In thousands)
Allowance for doubtful accounts:
Year ended December 31, 2002	$12,616	$—	$5,564	$6,872	$11,308
Year ended December 31, 2001	$7,810	$220	$5,136	$550	$12,616
Year ended December 31, 2000	$5,693	$—	$4,585	$2,468	$7,810

(1)	Deductions related to the allowance for doubtful accounts represent amounts written off against the allowance.

REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors

VERITAS Software Corporation

      We have audited the accompanying consolidated balance sheets of VERITAS Software Corporation and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2002. Our audit also included the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VERITAS Software Corporation and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, VERITAS Software Corporation and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As discussed in Note 20 to the consolidated financial statements, VERITAS Software Corporation has restated its consolidated financial statements as of and for the year ended December 31, 2001.

/s/ KPMG LLP

Mountain View, California

January 27, 2003, except for Note 20, which is as of March 14, 2003

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Stockholders and Board of Directors

VERITAS Software Corporation

      We have audited the accompanying consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2000. Our audit also included the financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 20 to the accompanying consolidated financial statements, VERITAS Software Corporation has restated its financial statements for the year ended December 31, 2000.

/s/ ERNST & YOUNG LLP

San Jose, California

January 23, 2001,
except for Note 20, insofar as it relates to the year 2000,
as to which the date is March 14, 2003.